EXHIBIT 4.2

                               ZYGO CORPORATION
                      AMENDED AND RESTATED NON-QUALIFIED
                              STOCK OPTION PLAN

1. Purpose

     The purpose of the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan (the "Non-Qualified Plan") is to aid Zygo Corporation and its subsidiaries (the "Company") in attracting and retaining people of exceptional ability by enabling selected individuals to purchase a proprietary interest in the business, thereby stimulating in such individuals an increased desire to render greater service, which will contribute to the continued growth and success of the Company.

2. Amount and Source of Stock

     Except as otherwise permitted pursuant to paragraph 6 hereof, the total number of shares of the Company's Common Stock, par value $.10 per share, which may be issued under the Non-Qualified Plan shall not exceed 4,850,000 and may be authorized and unissued shares, or may be issued and reacquired shares, as the Board of Directors may from time to time determine. If an option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered thereby shall be added to the shares otherwise available for options under the Non-Qualified Plan.

3. Effective Date and Term of Plan

     The Non-Qualified Plan became effective on September 3, 1987, the date on which it was initially approved by affirmative vote of the Board of Directors of the Company. The term during which options may be granted under the Non-Qualified Plan commenced on its effective date and, subject to the approval of the stockholders of the Company, shall continue as hereby amended and restated until September 3, 2002.

4. Administration and Eligibility

     (a) The Non-Qualified Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. If a Committee is not so established, the Board will perform the duties and functions ascribed herein to the Committee. Each member of the Committee shall be a "disinterested person" in accordance with the applicable provisions of Rule 16b-3 under the Securities Exchange Act of 1934. Subject to the provisions of the Non-Qualified Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Non-Qualified Plan, to interpret the provisions of the Non-Qualified Plan and option agreements under the Non-Qualified Plan, to supervise the administration of the Non-Qualified Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Non-Qualified Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Non-Qualified Plan.

     (b) Options may be granted under the Non-Qualified Plan to present or future key employees of the Company or a subsidiary of the Company and to directors of the Company, whether or not they are employees of the Company. A "key employee" is an officer or employee who has substantial responsibility in the direction and management of the Company or any division, branch or subsidiary.


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5. Options

     The terms and conditions of each option granted under the Non-Qualified Plan shall be set forth in a Stock Option Agreement issued by the Company to the optionee. Such terms and conditions shall include the following as well as such other provisions, not inconsistent with the provisions of the Non-Qualified Plan, as may be deemed advisable:

      (a)   The number of shares subject to the option.

      (b)   The purchase price per share.

      (c) A provision that the full purchase price of shares purchased under the option shall be paid upon exercise thereof.

      (d) A provision permitting exercise of the option either in whole or from time to time in part, but only for full shares.

      (e) The dates after which the option may be exercised, in whole or in part.

      (f) A provision for the termination of the option, not later than ten years from the date the option is granted, or prior thereto, if the optionee ceases to be a director of the Company or employed by the Company or a subsidiary thereof (otherwise than by reason of the optionee's death) unless extended by the Committee acting in its sole discretion (provided that no such extension shall result in an option having a term greater than ten years).

      (g) A provision that the option shall not be transferrable other than by will or by the laws of descent and distribution and is exercisable during the lifetime of the optionee, only by him or her.

      (h) A provision that the Company's obligation to sell and deliver stock under the option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable.

6. Adjustments Upon Changes in Stock

     If (i) the Company shall at any time be involved in a complete or partial liquidation or reorganization, including a merger, consolidation, or sale or distribution of assets, (ii) the Company shall declare a stock dividend or subdivide or combine its Common Stock, or (iii) any other event shall occur which in the judgment of the Board of Directors necessitates action by way of adjusting the terms of the option, the Board of Directors shall forthwith take any such action as in its judgment shall be necessary to preserve to the optionee rights substantially proportionate to the rights existing prior to such event or, in the case of a liquidation or reorganization, terminate the option upon notice given at least thirty (30) days prior to the effective date of the transaction, or provide for its assumption by any surviving, consolidated, or successor corporation; provided, that in the event that the option is terminated, the option shall be exercisable until the effective date of such liquidation or reorganization in whole or in part as to all shares then subject thereto, without regard to any installment exercise provisions. Notwithstanding the foregoing, the right to exercise options without regard to any installment exercise provisions shall not apply to any option holder who initiated the transaction resulting in the application of this paragraph 6 unless such person initiated the transaction pursuant to instructions or authority from the Company. For the purpose of the foregoing, actions taken by members of an option holder's family shall be deemed to have been taken by him.


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7. Amendment and Termination of the Plan

     The Board may amend or terminate the Non-Qualified Plan. Except as otherwise provided in the Non-Qualified Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Non-Qualified Plan, materially increase the benefits under the Non-Qualified Plan, or modify the class of persons eligible to receive options under the Non-Qualified Plan shall be subject to the approval of the stockholders. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

8.    Definition

     The term "parent" and "subsidiary" shall have the meaning ascribed to such terms by Section 424 of the Internal Revenue Code of 1986, as amended.


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